EXHIBIT 16.1



June 16, 1998


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously the auditors for Cable & Co. Worldwide, Inc. and Subsidiaries (Commission File Number 0-20769) and as of February 26, 1998, we reported on the consolidated financial statements at December 31, 1997 and for each of the two years in the period then ended. On June 9, 1998 we resigned as auditors for the Company. We have read the statements included under item 4 of its form 8-K dated June 16, 1998 and we agree with such statements.

We are not in a position to agree or disagree with the Company's assertion as to whether they have or have not engaged a new independent auditor.

Very truly yours,

/s/ Goldstein Golub Kessler & Company, P.C.
GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.